Exhibit 99.1

For Immediate Release
For Further Information
Refer to: Thomas J. Strupp
260/824-2900

FRANKLIN ELECTRIC ANNOUNCES THE ACQUISITION OF HEALY SYSTEMS, INC.

Bluffton, Indiana - September 15, 2006 -- Franklin Electric Co., Inc. (NASDAQ: FELE), the world’s largest manufacturer of submersible electric motors and a global supplier of water pumping systems and fuel pumping systems announced today that it acquired Healy Systems, Inc., Hudson, New Hampshire (“Healy Systems”) in a stock purchase transaction. Healy Systems is a worldwide provider of Stage II Vapor Recovery Systems and Components used primarily at gasoline stations to reduce gasoline vapor emissions during vehicle refueling.

The purchase price was approximately $35 million plus a percentage of Healy Systems product sales over the next five years, and is subject to a post-closing working capital adjustment. The up front $35 million payment represents approximately seven times trailing twelve month EBITDA (earnings before interest, taxes, depreciation and amortization). Franklin Electric expects the transaction to be accretive to its earnings per share in the first year of ownership.

R. Scott Trumbull, Chairman and Chief Executive Officer of Franklin Electric, stated, “The acquisition of Healy Systems will solidify Franklin Electric’s position as a global supplier of fuel pumping equipment. Healy Systems proprietary equipment and technology provide a cost effective means for addressing one of the most significant global environmental concerns - gasoline vapor emissions to the atmosphere. They also address a serious economic issue for our customers—gasoline losses due to evaporation. In addition, the Healy Systems product line is complementary to Franklin’s existing fuel management product offering and will present cross selling opportunities.”

James W. Healy, President of Healy Systems, stated, "We are fortunate to have been acquired by a company with a corporate culture so well matched to our own. In addition, both Franklin Electric and Healy Systems are recognized world wide for the quality of the products they manufacture. The combination of Healy's gasoline vapor recovery equipment line with Franklin Electric's existing fuel management products should have a strong positive effect on sales. I am looking forward to working within Franklin Electric to achieve that goal."

CLB Partners, LLC served as exclusive financial advisor to Healy Systems in this transaction.

About Franklin Electric
Franklin Electric is a global leader in the production and marketing of water and fuel pumping systems and is a technical leader in submersible motors, drives, controls, and monitoring devices.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.